Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF DISCOVERY AND THE WARNERMEDIA BUSINESS

On May 17, 2021, Discovery, Inc. (“Discovery”), to be renamed Warner Bros. Discovery, Inc. (“WBD”) in connection with the completion of the transactions described herein, and Drake Subsidiary, Inc., a wholly owned subsidiary of Discovery (“Merger Sub”), entered into definitive agreements with AT&T Inc. (“AT&T”) and Magallanes, Inc., a wholly owned subsidiary of AT&T (“Spinco”), pursuant to which, and subject to the terms and conditions therein, (1) AT&T will transfer certain assets, liabilities and entities comprising the WarnerMedia business of AT&T (such business to be transferred, the “WarnerMedia Business”) to Spinco (the “Separation”), (2) Spinco will (a) make a cash distribution to AT&T equal to approximately $30.0 billion, subject to adjustment, including for the existing debt of the WarnerMedia Business to be assumed by Spinco and its subsidiaries, after giving effect to the Separation (together with Spinco, the “Spinco Group”), net working capital and other adjustments (the “Special Cash Payment”) and (b)(i) issue to AT&T the debt instruments of Spinco (the “Spinco Debt Securities”) that satisfy the requirement that the fair market value of the Spinco Debt Securities be equal to the face value of the Spinco Debt Securities such that the Spinco Debt Securities may be resold to the public at par on the date of issuance (the “Par Exchange Requirement”), (ii) distribute to AT&T all or a portion of the cash proceeds from the borrowing by Spinco under the definitive agreements (the “Spinco Financing Agreements”) with respect to the commitment under the Commitment Letter (as defined below) to provide Spinco with the Bridge Loans (as defined below) (the “Spinco Financing”), on the terms and conditions contained in the Commitment Letter, or on such other terms as are reasonably acceptable to AT&T and Discovery and/or use all or a portion of the cash proceeds of such borrowing to purchase assets of the WarnerMedia Business from AT&T or (iii) undertake a combination of the actions described in (2)(b)(i) and (2)(b)(ii) such that AT&T has received, in the aggregate, approximately $13.0 billion, subject to adjustment (the “Additional Amount”), (3) AT&T will distribute to its stockholders all of the issued and outstanding shares of common stock of Spinco, par value $0.01 per share (“Spinco common stock”), in a distribution that will, at AT&T’s election, take place either by way of (i) a pro rata distribution of Spinco common stock to AT&T stockholders or (ii) an exchange offer followed by a pro rata distribution of any shares of Spinco common stock remaining if such exchange offer is not fully subscribed because the number of shares of AT&T common stock tendered and accepted does not result in all shares of Spinco common stock being distributed in the exchange offer (the “Distribution”), (4) Discovery will amend and restate its restated certificate of incorporation, as amended, to reclassify and automatically convert each issued and outstanding share of Discovery’s Series A common stock, par value $0.01 per share (“Discovery Series A common stock”), Discovery’s Series B convertible common stock, par value $0.01 per share (“Discovery Series B common stock”), Discovery’s Series C common stock, par value $0.01 per share (“Discovery Series C common stock”), Discovery’s Series A-1 convertible participating preferred stock, par value $0.01 per share (“Discovery Series A-1 preferred stock”), and Discovery’s Series C-1 convertible participating preferred stock, par value $0.01 per share (“Discovery Series C-1 preferred stock”), into such number of shares of Series A common stock of WBD, par value $0.01 per share (“WBD common stock”), as set forth in the Agreement and Plan of Merger, dated as of May 17, 2021, as it may be amended from time to time (the “Merger Agreement”), by and among Discovery, Merger Sub, AT&T and Spinco (the “Reclassification”), and (5) Merger Sub will merge with and into Spinco, with Spinco as the surviving corporation (the “Merger”) and as a wholly owned subsidiary of Discovery. On February 1, 2022, AT&T announced that the AT&T board of directors had determined to structure the Distribution as a pro rata distribution rather than an exchange offer. On the date (the “Closing Date”) on which the closing of the Merger (the “Closing”) occurs, AT&T will distribute 100% of the shares of Spinco common stock to AT&T stockholders on a pro rata basis. As a result of the Merger, the existing shares of Spinco common stock will automatically convert into the right to receive shares of WBD common stock. Immediately after the completion of the Merger, approximately 71% of the outstanding shares of WBD common stock on a fully diluted basis are expected to be held by holders of shares of Spinco common stock as of immediately prior to the Merger and approximately 29% of the outstanding shares of WBD common stock are expected to be held by holders of Discovery capital stock as of immediately prior to the Reclassification and the Merger. The Separation, Special Cash Payment, Distribution, Reclassification, Merger, payment of the Additional Amount and other transactions contemplated by the definitive agreements entered into in connection with the Merger are collectively referred to herein as the “Transactions.”

The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of Discovery and the historical combined financial statements of the WarnerMedia Business. The unaudited pro forma condensed combined financial statements and the notes thereto have been prepared to illustrate the estimated effects of the Transactions in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Discovery has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical consolidated statement of operations of Discovery and the historical combined statement of operations of the WarnerMedia Business, giving effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical consolidated balance sheet of Discovery and the historical combined balance sheet of the WarnerMedia Business, giving effect to the Transactions as if they had occurred on December 31, 2021. Refer to Note 1—Basis of Presentation for additional information.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Discovery and the WarnerMedia Business referenced below:

•

Discovery’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2021, which are included in Discovery’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 24, 2022;

•	The WarnerMedia Business’s audited combined financial statements and the notes thereto as of and for the year ended December 31, 2021, included elsewhere in this document.

The historical combined financial statements of the WarnerMedia Business have been derived from the consolidated financial statements and accounting records of AT&T, as if the WarnerMedia Business’s operations had been conducted independently from those of AT&T. The combined financial statements of the WarnerMedia Business are presented on a “carve-out” basis in accordance with generally accepted accounting principles in the United States (“GAAP”). The historical combined statements of operations include all revenues and costs directly attributable to the WarnerMedia Business, gains and losses on dispositions prior to the Transactions, as well as an allocation of expenses related to corporate finance, human resources, business development, legal, treasury, real estate, external affairs, compliance, and other shared services. Expenses that are specifically identifiable to the WarnerMedia Business are directly recorded to the combined statement of operations. The remaining expenses are primarily allocated on the basis of the relative percentage of expected revenue generated. The WarnerMedia Business considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the WarnerMedia Business. The historical combined balance sheets include all assets and liabilities that reside within the WarnerMedia Business legal entities. Assets and liabilities in shared entities were included in the historical combined balance sheets to the extent the asset or liability is primarily used by the WarnerMedia Business. Adjustments were made to certain assets and liabilities and associated depreciation or amortization for any specific assets or liabilities retained by AT&T and its affiliates (other than the WarnerMedia Business), subsidiaries sold or approved to be sold by AT&T and its affiliates (other than the WarnerMedia Business) prior to the Transactions, and the elimination of certain pension and post-retirement assets and obligations to be retained by AT&T based on specific identification. The allocations may not reflect the expenses the WarnerMedia Business would have incurred as a standalone entity for the periods presented. As a result, the combined financial statements may not be indicative of the WarnerMedia Business’s financial condition, results of operations or cash flows had it operated as a standalone entity during the periods presented, and the results stated in the combined financial statements are not indicative of the WarnerMedia Business’s future financial condition, results of operations or cash flows.

As part of a separate reporting segment of AT&T, the WarnerMedia Business has been able to receive services from AT&T. Following the Transactions, WBD will need to replace these services either by providing them internally from Discovery’s existing services or by obtaining them from unaffiliated third parties. These services include certain corporate level functions of which the effective and appropriate performance is critical to the operations of the WarnerMedia Business prior to the Merger and WBD following the Merger. While AT&T will provide certain services on a transitional basis pursuant to the Transition Services Agreement (“TSA”) to be entered into by AT&T and WBD in connection with the completion of the Merger, the duration of such services is subject to ongoing discussions but will be for a reasonable term to be set out in the Services Schedule to the TSA. WBD may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the WarnerMedia Business currently receives from AT&T. The costs for these services could in the aggregate be higher than the combination of Discovery’s current costs and those reflected in the historical combined financial statements of the WarnerMedia Business.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, (“ASC 805”) with Discovery as the accounting acquirer of the WarnerMedia Business. In identifying Discovery as the accounting acquirer, Discovery’s conclusion is based primarily upon the following facts: (1) Discovery initiated the Transactions, will be the legal acquirer of Spinco, and will transfer equity consideration to Spinco stockholders, (2) AT&T will receive up to approximately $43.0 billion of consideration as part of its disposition of the WarnerMedia Business, (3) the current Chief Executive Officer of Discovery will continue as Chief Executive Officer of WBD for a substantial period of time after the Transactions and will be primarily responsible for appointing the rest of the executive management team of WBD, and the current Chief Financial Officer of Discovery will serve as Chief Financial Officer of WBD, (4) no stockholder or group of stockholders will hold a controlling interest in WBD after the completion of the Transactions and a key Discovery stockholder is expected to have the largest minority interest in WBD, and (5) AT&T will have no input on the strategic direction and management of WBD after the completion of the Transactions. The above facts are deemed to outweigh the fact that the holders of shares of Spinco common stock that receive shares of WBD common stock in the Merger will in the aggregate own a majority of WBD common stock on a fully diluted basis and associated voting rights after the Merger.

The pro forma purchase price allocation of the WarnerMedia Business’s assets acquired and liabilities assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the unaudited pro forma condensed combined financial statements are based upon available information and certain assumptions of Discovery management as of the date of this document. The completion of the valuation, accounting for the Transactions and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma adjustments represent Discovery management’s estimates based on information available as of the date of this document and are subject to change as additional information becomes available and analyses are performed. However, Discovery management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. Transaction Accounting Adjustments are intended to represent the necessary adjustments to account for the Transactions.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Merger. No Management Adjustments related to forward-looking information were included in the unaudited pro forma condensed combined financial statements and accompanying explanatory notes.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor are they indicative of any future results.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2021

(In millions)

	Historical		Transaction Accounting Adjustments
	Discovery	WarnerMedia Business after Reclassification Adjustments (Note 2)	Pre-Merger Adjustments (Note 3)	Merger Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,905	$1,879	$5,727	$—		$11,511
Receivables, net	2,446	4,310	—	(37)	6b	6,719
Content rights and prepaid license fees, net	245	1	—	—		246
Prepaid expenses and other current assets	668	1,767	(9)	—		2,426

Total current assets	7,264	7,957	5,718	(37)		20,902
Film and television library, net	3,832	22,901	—	1,374	5a, 5b, 6b	28,107
Property and equipment, net	1,336	4,238	—	(121)	5c	5,453
Goodwill	12,912	39,692	—	(16,617)	5h	35,987
Intangible assets, net	6,317	36,312	—	19,207	5a	61,836
Other noncurrent assets	2,766	6,741	—	(324)	5d, 6d	9,183

Total assets	$34,427	$117,841	$5,718	$3,482		$161,468

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,642	$11,019	$—	$188	5g, 6a, 6b, 6d, 6e	$13,849
Deferred revenues	478	1,287	—	(3)	6b	1,762
Current portion of debt	339	10	—	—		349

Total current liabilities	3,459	12,316	—	185		15,960
Noncurrent portion of debt	14,420	1,713	41,319	333	5e	57,785
Deferred income taxes	1,225	11,361	—	4,967	5f, 6c	17,553
Other noncurrent liabilities	1,927	7,177	—	22	5g, 6d	9,126

Total liabilities	21,031	32,567	41,319	5,507		100,424
Redeemable noncontrolling interests	363	—	—	—		363
Equity:
Discovery Inc. stockholders’ equity
Series A-1 convertible preferred stock	—	—	—	—		—
Series C-1 convertible preferred stock	—	—	—	—		—
Series A common stock	2	—	—	(2)	4	—
Series B convertible common stock	—	—	—	—		—
Series C common stock	5	—	—	(5)	4	—
WBD common stock	—	—	—	24	4	24
Additional paid-in capital	11,086	—	—	48,522	4, 6f, 6g	59,608
Treasury stock, at cost	(8,244)	—	—	—		(8,244)
Net parent investment	—	85,356	(35,601)	(49,755)	4	—
Retained earnings	9,580	—	—	(891)	6a, 6e, 6f, 6g	8,689
Accumulated other comprehensive loss	(830)	(82)	—	82	4	(830)

Total stockholders’ equity	11,599	85,274	(35,601)	(2,025)		59,247
Noncontrolling interests	1,434	—	—	—		1,434

Total equity	13,033	85,274	(35,601)	(2,025)		60,681

Total liabilities and equity	$34,427	$117,841	$5,718	$3,482		$161,468

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2021

(In millions, except per share amounts)

	Historical		Transaction Accounting Adjustments
	Discovery after Reclassification Adjustments (Note 2)	WarnerMedia Business after Reclassification Adjustments (Note 2)	Pre-Merger Adjustments (Note 3)	Merger Adjustments	Notes	Pro Forma Combined
Revenues:
Advertising	$6,215	$4,404	$—	$(18)	6j	$10,601
Distribution	5,207	15,594	—	—		20,801
Content	675	12,575	—	(112)	6j	13,138
Other	94	899	—	—		993

Total revenues	12,191	33,472	—	(130)		45,533

Costs and expenses:
Costs of revenues, excluding depreciation and amortization	4,620	20,194	—	405	5, 6j	25,219
Selling, general and administrative	4,016	7,506	—	995	6h, 6i, 6j	12,517
Depreciation and amortization	1,582	3,852	—	3,774	5	9,208
Restructuring and other charges	32	12	—	—		44
Gain (loss) on disposition	(71)	223	—	—		152

Total costs and expenses	10,179	31,787	—	5,174		47,140

Operating income (loss)	2,012	1,685	—	(5,304)		(1,607)
Interest expense, net	(633)	(368)	(1,473)	—		(2,474)
Loss on extinguishment of debt	(10)	—	—	—		(10)
Income (loss) from equity investees, net	(18)	8	—	—		(10)
Other income, net	82	192	—	—		274

Income (loss) before income taxes	1,433	1,517	(1,473)	(5,304)		(3,827)
Income tax (expense) benefit	(236)	(261)	368	1,164	6k	1,035

Net income (loss)	1,197	1,256	(1,105)	(4,140)		(2,792)
Net income attributable to noncontrolling interest	(138)	—	—	—		(138)
Net income attributable to redeemable noncontrolling interest	(53)	—	—	—		(53)

Net income (loss) attributable to common stockholders	$1,006	$1,256	$(1,105)	$(4,140)		$(2,983)

Net income (loss) per share available to common stockholders:
Basic	$1.55				7	$(1.25)
Diluted	$1.54				7	$(1.25)
Weighted average shares outstanding:
Basic	503				7	2,394
Diluted	664				7	2,394

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In millions, except per share amounts)

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Discovery and historical combined financial statements of the WarnerMedia Business. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Transactions as if they had occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Transactions as if they had occurred on January 1, 2021. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the Transactions under GAAP and in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined financial statements and the notes thereto were prepared using the acquisition method of accounting in accordance with ASC 805, with Discovery as the accounting acquirer of the WarnerMedia Business. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). Fair value is defined in ASC 820 as the “price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold or at a fair value measurement that does not reflect management’s intended use for those assets. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the merger date, with any excess purchase price allocated to goodwill.

As of the date of this document, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. The potential changes to the purchase price allocation and related pro forma adjustments could be material.

For the purpose of preparing the unaudited pro forma condensed combined financial statements, Discovery management has conducted a preliminary analysis of the adjustments required to conform the WarnerMedia Business’s financial statements to reflect the current accounting policies of Discovery. This assessment is ongoing and, at the time of preparing the unaudited pro forma condensed combined financial statements, Discovery management is not aware of any material accounting policy differences not yet adjusted in the unaudited pro forma condensed combined financial statements. Upon completion of the Merger, Discovery management will conduct a final review of the WarnerMedia Business’s accounting policies to determine if differences in accounting policies or financial statement classification exist that may require adjustments to or reclassification of the WarnerMedia Business’s results of operations, assets or liabilities to conform to Discovery’s accounting policies and classifications. As a result of that review, differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

Certain reclassifications have been made to the historical presentation of the WarnerMedia Business to conform to the presentation used in the unaudited pro forma condensed combined financial statements (see Note 2). These reclassifications have no impact on the historical net income, total assets, liabilities or equity reported by the WarnerMedia Business.

The unaudited pro forma condensed combined financial statements also do not reflect any anticipated revenue enhancements, cost savings, or operating synergies that WBD may achieve as a result of the Merger, the total expected costs to integrate the operations of Discovery and the WarnerMedia Business, or the total expected costs necessary to achieve such revenue enhancements, cost savings, or operating synergies. Discovery has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements.

The preparation of unaudited pro forma condensed combined financial statements requires Discovery management and the WarnerMedia Business’s management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited pro forma condensed combined financial statements, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been completed on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition, or liquidity.

Note 2—Reclassification Adjustments

Certain reclassifications have been made on a preliminary basis to the historical presentation of the combined statement of operations and combined balance sheet of the WarnerMedia Business included within the unaudited pro forma condensed combined financial statements to conform to the financial statement presentation of Discovery. Upon completion of the Transactions, Discovery will perform a full and detailed review of the WarnerMedia Business’s accounting policies and financial statement presentation. As a result of that review, Discovery may identify additional differences between the accounting policies and financial statement presentation of the two companies that, when conformed, could have a material impact on the consolidated financial statements of WBD. The following tables indicate the reclassification and conforming adjustments made for the purpose of the unaudited pro forma condensed combined financial statements included in this document.

WarnerMedia Business’s Balance Sheet Reclassifications

As of December 31, 2021

(In millions)

	Historical WarnerMedia Business	Reclassification Adjustments	Notes	Historical WarnerMedia Business after Reclassification Adjustments
ASSETS
Current assets:
Cash and cash equivalents	$1,879	$—		$1,879
Accounts receivables, net	4,399	(4,399)	1, 2	—
Receivables, net	—	4,310	1, 9	4,310
Related party accounts receivable	593	(593)	9	—
Content rights and prepaid license fees, net	—	1	4	1
Prepaid expenses	590	(590)	3	—
Other current assets	496	(496)	4, 5	—
Prepaid expenses and other current assets	—	1,767	2, 3, 5	1,767

Total current assets	7,957	—		7,957
Noncurrent inventories and theatrical film and television production costs	18,923	(18,923)	6	—
Film and television library, net	—	22,901	6, 7, 8	22,901
Property and equipment, net	4,238	—		4,238
Goodwill	39,692	—		39,692
Trademarks and tradenames, net	16,688	(16,688)	11	—
Other intangible assets, net	11,643	(11,643)	7, 12	—
Distribution networks, net	11,942	(11,942)	13	—
Intangible assets, net	—	36,312	11, 12, 13	36,312
Investments, including available-for-sale securities	1,388	(1,388)	15	—
Operating lease right-of-use assets	2,357	(2,357)	10	—
Other assets	3,013	(3,013)	8, 14	—
Other noncurrent assets	—	6,741	10, 14, 15	6,741

Total assets	$117,841	$—		$117,841

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,652	$367	18, 19	$11,019
Related party accounts payable	88	(88)	18	—
Debt maturing within one year	10	(10)	16	—
Deferred revenues	—	1,287	17	1,287
Current portion of debt	—	10	16	10
Other current liabilities	1,566	(1,566)	17, 19	—

Total current liabilities	12,316	—		12,316
Long-term debt	1,713	(1,713)	20	—
Noncurrent portion of debt	—	1,713	20	1,713
Deferred income taxes	11,361	—		11,361
Postemployment benefit obligation	75	(75)	21	—
Other noncurrent liabilities	7,102	75	21	7,177

Total liabilities	32,567	—		32,567

Equity:
Net parent investment	85,356	—		85,356
Accumulated other comprehensive loss	(82)	—		(82)

Total equity	85,274	—		85,274

Total liabilities and equity	$117,841	$—		$117,841

WarnerMedia Business’s Statement of Operations Reclassifications

For the year ended December 31, 2021

(In millions)

	Historical WarnerMedia Business	Reclassification Adjustments	Notes	Historical WarnerMedia Business after Reclassification Adjustments
Operating revenues:
Advertising revenue	$4,357	$47	23	$4,404
Distribution revenue	—	15,594	22, 23	15,594
Subscription revenue	12,585	(12,585)	22	—
Content revenue	12,016	559	23	12,575
Related party revenue	3,615	(3,615)	23	—
Other revenue	899	—		899

Total operating revenue	33,472	—		33,472
Operating expenses:
Cost of revenues	19,472	722	25, 26	20,194
Selling, general and administrative expenses	7,142	364	25, 29	7,506
Depreciation and amortization expense	4,551	(699)	26	3,852
Restructuring and other charges	—	12	29	12
Related party expense	399	(399)	25	—
Loss on disposition	—	223	27	223

Total operating expense	31,564	223		31,787

Operating income (loss)	1,908	(223)		1,685
Interest expense, net	(142)	(226)	28	(368)
Income from equity investees, net	—	8	24	8
Other income (expense), net	(249)	441	24, 27, 28	192

Income before income taxes	1,517	—		1,517
Income tax expense	(261)	—		(261)

Net income	$1,256	$—		$1,256

The following items represent certain reclassifications and conforming adjustments to accounting policies of the historical financial statement line items of the WarnerMedia Business to conform to the expected financial statement line items of Discovery including:

Balance sheet items:

1.	Accounts receivables, net, of $3,717 million have been reclassified to Receivables, net;

2.	Production receivables of $682 million included within Accounts receivable, net have been reclassified to Prepaid expenses and other current assets;

3.	Prepaid expenses of $590 million have been reclassified to Prepaid expenses and other current assets;

4.	Content rights of $1 million included within Other current assets have been reclassified to Content rights and prepaid license fees, net;

5.	Other current assets of $495 million have been reclassified to Prepaid expenses and other current assets;

6.	Noncurrent inventories and theatrical film and television production costs of $18,923 million have been reclassified to Film and television library, net;

7.	Noncurrent inventories and theatrical film and television production costs of $3,961 million included within Other intangible assets, net have been reclassified to Film and television library, net;

8.	Noncurrent sports licensing rights of $17 million included in Other assets have been reclassified to Film and television library, net;

9.	Related party accounts receivables of $593 million have been reclassified to Receivables, net;

10.	Operating lease right-of-use assets of $2,357 million have been reclassified to Other noncurrent assets;

11.	Trademarks and tradenames, net of $16,688 million have been reclassified to Intangible assets, net;

12.	Other intangible assets, net of $7,682 million have been reclassified to Intangible assets, net;

13.	Distribution networks, net of $11,942 million have been reclassified to Intangible assets, net;

14.	Other assets of $2,996 million have been reclassified to Other noncurrent assets;

15.	Investments, including available for sale securities of $1,388 million, have been reclassified to Other noncurrent assets;

16.	Debt maturing in a year of $10 million has been reclassified into Current portion of debt;

17.	Deferred revenues of $1,287 million included in Other current liabilities have been reclassified into Deferred revenues;

18.	Related party accounts payable of $88 million has been reclassified to Accounts payable and accrued liabilities;

19.	Accounts payable and accrued liabilities of $279 million included within Other current liabilities has been reclassified to Accounts payable and accrued liabilities;

20.	Long-term debt of $1,713 million has been reclassified to Noncurrent portion of debt;

21.	Postemployment benefit obligation of $75 million has been reclassified to Other noncurrent liabilities.

Statement of operations items:

22.	Subscription revenue of $12,585 million for the year ended December 31, 2021 has been reclassified to Distribution revenue;

23.

Related party revenue of $3,009 million for the year ended December 31, 2021 has been reclassified to Distribution revenue; Related party revenue of $559 million for the year ended December 31, 2021 has been reclassified to Content revenue, and Related party revenue of $47 million for the year ended December 31, 2021 has been reclassified to Advertising revenue;

24.	Income from equity method investments of $8 million for the year ended December 31, 2021 has been reclassified from Other income (expense), net to Income from equity investees, net;

25.

Related party expense of $376 million for the year ended December 31, 2021, has been reclassified to Selling, general and administrative expense, and Related party expense of $23 million for the year ended December 31, 2021 has been reclassified to Cost of revenues;

26.

Based on Discovery’s accounting policy, content assets and noncurrent content rights, including historic fair market value adjustments from prior acquisitions, are included within Film and television library, net, with any related amortization of film and television library included in Cost of revenues. The WarnerMedia Business historically considered released television and film content acquired in a business combination as an acquired intangible asset included in Other intangible assets, net, and any related amortization of released television and film content acquired in a business combination was included within Depreciation and amortization expense. Amortization expense related to released television and film content acquired in a business combination of $699 million included within Depreciation and amortization expense for the year ended December 31, 2021 has been reclassified to Cost of revenues in order to conform to the accounting policies of Discovery;

27.	Loss on disposition of $223 million included within Other income (expense), net for the year ended December 31, 2021 has been reclassified to Loss on disposition;

28.	Financing fees of $226 million included within Other income (expense), net included for the year ended December 31, 2021 have been reclassified to Interest expense, net;

29.	Restructuring and other charges of $12 million included in Selling, general and administrative expense for the year ended December 31, 2021 have been reclassified to Restructuring and other charges.

The following table represents certain reclassifications of Discovery’s historical financial statement line items to conform to the expected financial statement line items of WBD.

Discovery’s Statement of Operations Reclassifications

For the year ended December 31, 2021

(In millions)

	Historical Discovery	Reclassification Adjustments	Notes	Historical Discovery after Reclassification Adjustments
Revenues:
Advertising	$6,215	$—		$6,215
Distribution	5,409	(202)	30	5,207
Content	—	675	30	675
Other	567	(473)	30	94

Total revenues	12,191	—		12,191
Costs and expenses:
Costs of revenues, excluding depreciation and amortization	4,620	—		4,620
Selling, general and administrative	4,016	—		4,016
Depreciation and amortization	1,582	—		1,582
Restructuring and other charges	32	—		32
Gain on disposition	(71)	—		(71)

Total costs and expenses	10,179	—		10,179

Operating income	2,012	—		2,012
Interest expense, net	(633)	—		(633)
Loss on extinguishment of debt	(10)	—		(10)
Loss from equity investees, net	(18)	—		(18)
Other income, net	82	—		82

Income before income taxes	1,433	—		1,433
Income tax expense	(236)	—		(236)

Net income	1,197	—		1,197
Net income attributable to noncontrolling interests	(138)	—		(138)
Net income attributable to redeemable noncontrolling interests	(53)	—		(53)

Net income attributable to Discovery, Inc.	$1,006	$—		$1,006

Statement of operations items:

30.

Content-related revenues of $675 million for the year ended December 31, 2021 have been reclassified from Other revenue and Distribution revenue into Content revenue. Other revenue reclassified into Content revenue primarily related to licensing agreements for sports rights. Distribution revenue reclassified into Content revenue primarily related to international program sales and licensing arrangements.

Note 3—Pre-Merger Adjustments

The Separation and Distribution Agreement, dated as of May 17, 2021, by and among Discovery, AT&T and Spinco, as it may be amended from time to time (the “Separation Agreement”), requires that Spinco (1) make, immediately prior to the Distribution, the Special Cash Payment in the amount of approximately $30.0 billion in cash to AT&T, subject to adjustment, including: (a) upwards or downwards adjustment depending on the extent that the actual net working capital of the Spinco Group as of immediately prior to the Distribution is greater or less than, respectively, specified target amounts of net working capital for the Spinco

Group as of such time, (b) downwards adjustment to the extent members of the Spinco Group are liable for indebtedness as of immediately prior to the Distribution other than the Spinco Debt Financing (as defined in the Merger Agreement), including a downwards adjustment for the $1.6 billion of existing debt already assumed by the Spinco Group as a WarnerMedia Liability, (c) upwards adjustment to reimburse AT&T with respect to Spinco Designated Transaction Expenses (as defined in the Merger Agreement) incurred or payable by AT&T or paid by Spinco prior to the Closing and (d) increased by certain tax sharing amounts (if any) in respect of distributions in respect of drawing on the bridge facility in lieu of a debt exchange (the “Additional Bridge Funding Tax Liability”) and (2)(a) issue to AT&T the Spinco Debt Securities that satisfy the Par Exchange Requirement, (b) distribute to AT&T all or a portion of the proceeds from the borrowing by Spinco under the Spinco Financing Agreements and/or use all or a portion of the cash proceeds of such borrowing to purchase assets of the WarnerMedia Business from AT&T or (c) undertake a combination of the actions described in (2)(a) and (2)(b) such that AT&T has received, in the aggregate, the Additional Amount of approximately $13.0 billion, subject to adjustment. In addition, there will be a purchase price reduction of approximately $175 million per month accruing after the satisfaction of all regulatory approvals other than the receipt of a private letter ruling from the Internal Revenue Service regarding the qualification of the Distribution and certain related Transactions for tax-free treatment (the “IRS Ruling”) until such IRS Ruling is received. The IRS Ruling was received on December 28, 2021 and therefore there will be no such purchase price reduction.

The Special Cash Payment will be made immediately prior to the Distribution based on estimates of the adjustment items set forth in the preceding paragraph. To the extent the actual amounts in respect of those items differ from the estimates utilized in the calculation of the Special Cash Payment paid immediately prior to the Distribution, the parties will make a subsequent corrective payment following the Closing. In addition to this corrective payment for the Special Cash Payment, there are two other post-Closing adjustments that may be made: (1) a payment by either AT&T or WBD to the other based on the aggregate actual (a) marketing expenses of the WarnerMedia Business for the global HBO/HBO Max business and (b) cash programming and production expenditures of the WarnerMedia Business between January 1, 2021 and immediately prior to the Distribution, that is less than or greater than a target threshold, respectively, and (2) a payment by AT&T of any after-tax cash proceeds received between the date of the Separation Agreement and immediately prior to the Distribution for the sale of any business included in the WarnerMedia Business (subject to specified exceptions). If the parties are unable to agree on such amounts following the completion of the Transactions, the Separation Agreement provides that the parties will engage a nationally known independent accounting firm mutually agreed in writing by the parties, which firm shall not be the then regular auditors of, or have any material relationship with, AT&T, Spinco or Discovery to resolve the matters in dispute on a binding basis.

Prior to the effective time of the Merger, and as a condition to the Distribution, Spinco will (1) issue to AT&T the Spinco Debt Securities that satisfy the Par Exchange Requirement, (2) distribute to AT&T all or a portion of the cash proceeds from the borrowing by Spinco under the Spinco Financing Agreements and/or use all or a portion of the cash proceeds of such borrowing to purchase assets of the WarnerMedia Business from AT&T or (3) undertake a combination of the actions described in (1) and (2) such that AT&T has received, in the aggregate, the Additional Amount of approximately $13.0 billion, subject to adjustment.

The estimated amount for this adjustment pursuant to the Separation Agreement, as detailed below, was $7,227 million. The Spinco Expense Reimbursement includes estimated financing fees related to the Bridge Loans, Spinco Term Loan Credit Agreement (as defined below), and Spinco Notes (as defined below), and other estimated expenses considered Spinco Designated Transaction Expenses. Existing Spinco Indebtedness is existing debt assumed by the Spinco Group as a liability of the WarnerMedia Business. The working capital adjustment was preliminarily calculated by Discovery using the WarnerMedia Business’s combined balance sheet as of December 31, 2021, prepared in accordance with generally accepted accounting principles, and is subject to change between the date of this document and the Closing Date. The following table summarizes the calculation of the Special Cash Payment to be paid immediately prior to the Distribution:

(in millions)
Base cash dividend amount	$30,000
Adjustments as per the Separation Agreement
Estimated Net Working Capital	(3,196)
Less: Target Net Working Capital	(3,043)

Working Capital Adjustment(a) (b)	(6,239)
Existing Spinco Indebtedness	(1,602)
Spinco Expense Reimbursement	614

Special Cash Payment to AT&T	$22,773

(a)

As of December 31, 2021, the WarnerMedia Business had securitized $5,763 million of receivables, and received cash in advance of customer payment, hence a potential adjustment. This adjustment will change pending AT&T’s determination of whether to continue securitizing receivables in the period before Closing (adjustment will decrease should AT&T lower its participation in the securitization program).

(b)

Any change to the working capital adjustment could be material and may impact the actual amount of debt issued to finance the Special Cash Payment and the Additional Amount of up to $41.5 billion. The unaudited pro forma condensed combined financial statements have preliminarily assumed the debt issued will finance the base cash dividend in the Special Cash Payment and the Additional Amount.

Spinco, in coordination with and at the direction of Discovery, will finance the Special Cash Payment and the Additional Amount with the issuance of up to $41.5 billion of newly issued debt which, together with the Existing Spinco Indebtedness, will be assumed by WBD following the Merger. The financing is expected to consist of (1) loans under the Spinco Term Loan Credit Agreement (“Spinco Term Loan Facility”) referred to below in the aggregate principal amount of $10.0 billion and (2) Spinco Notes having an aggregate principal amount of up to $31.5 billion with expected terms ranging from two to forty years.

Spinco Term Loan Facility

On June 4, 2021, Spinco entered into a $10.0 billion term loan credit agreement (the “Spinco Term Loan Credit Agreement”). The Spinco Term Loan Credit Agreement consists of a $3.0 billion 18-month tranche (TL Tranche 1) and $7.0 billion 3-year tranche (TL Tranche 2), which are expected to have an estimated interest rate of 1.77% and 1.90% per annum, respectively.

Estimated financing fees and debt issuance costs of $22 million are expected to be incurred for the Spinco Term Loan Facility. The WarnerMedia Business incurred $7 million of financing fees for the year ended December 31, 2021 and recorded these to Interest expense, net. These costs are not expected to affect the statement of operations beyond 12 months after the Closing Date. The WarnerMedia Business incurred $9 million of debt issuance costs for the year ended December 31, 2021 and recorded these to Prepaid expenses and other current assets on the unaudited pro forma condensed combined balance sheet. A pro forma adjustment was recorded to reclassify debt issuance costs of $9 million from Prepaid expenses and other current assets into Noncurrent portion of debt upon completion of the debt financing. Financing fees and debt issuance costs will be paid by AT&T to the lenders and reimbursed by Spinco as part of the Special Cash Payment.

Spinco Notes

Spinco expects to issue senior unsecured notes in a Rule 144A or other private placement in an aggregate principal amount of up to $31.5 billion (“Spinco Notes”), together with any proceeds of the Bridge Loans (as described below) in the event Spinco is unable to issue all or any portion of the Spinco Notes at or prior to the Distribution, to finance the Special Cash Payment, the Additional Amount, and to make payments in connection with the Transactions. The exact terms and interest rate of the Spinco Notes may change based on market and other conditions.

The Merger Agreement and the Separation Agreement contemplate the issuance of Spinco Debt Securities by Spinco to AT&T prior to the date of the Distribution. The Spinco Debt Securities are expected to have a bullet maturity and a maturity date of not less than seven years. It is currently expected that Spinco will issue approximately $13.0 billion in aggregate principal amount of Spinco Debt Securities. In addition, the Spinco Debt Securities are expected to be included as part of the aggregate principal amount of up to $31.5 billion related to the Spinco Notes. The Spinco Debt Securities are not considered an additional source of financing from the Spinco Term Loan Facility and the Spinco Notes.

Estimated debt issuance costs of $172 million are expected to be incurred for the Spinco Notes. These costs will be paid by AT&T to the lenders and reimbursed by Spinco as part of the Special Cash Payment.

Bridge Loans

On May 17, 2021, in connection with the entry into the Separation Agreement and the Merger Agreement, Spinco entered into the Commitment Letter under which JPMorgan Chase Bank, N.A., Goldman Sachs Bank, USA, Goldman Sachs Lending Partners LLC and certain other financial institutions committed to provide to Spinco $41.5 billion in aggregate principal amount of senior unsecured bridge term loans (the “Bridge Loans”). On June 4, 2021, Spinco entered into the Spinco Term Loan Credit Agreement, which reduced the aggregate commitments under the Commitment Letter to $31.5 billion. The Spinco Notes are expected to reduce the remaining commitments under the Commitment Letter in their entirety. However, the Separation Agreement provides that certain fees with respect to the financing arrangements that are paid by AT&T prior to the Closing would be reimbursed to AT&T by an increase in the amount of the Special Cash Payment to be paid by Spinco to AT&T prior to the Distribution.

Estimated financing fees of $268 million are expected to be incurred for the Bridge Loans. The WarnerMedia Business incurred $219 million of financing fees in relation to the Bridge Loans during the year ended December 31, 2021. These financing fees are included in the unaudited pro forma condensed combined statement of operations and are not expected to affect the statement of operations beyond 12 months after the Closing Date. These financing fees will be paid by AT&T and reimbursed by Spinco as part of the Special Cash Payment.

The form of debt instruments to be issued, the debt issuance cost to be incurred, and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial statements. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the Closing, inputs to interest rate determination on debt instruments issued including certain market indices and Discovery’s credit rating.

The following pro forma adjustment has been recorded in the unaudited pro forma condensed combined balance sheet in relation to the Spinco Financing:

(in millions)	As of December 31, 2021
Spinco Term Loan Facility	$10,000
Spinco Notes	31,500
Debt issuance costs	(181)

Pro forma adjustments to Non-current portion of debt	$41,319

A pro forma adjustment has been posted to reflect the incremental interest expense in relation to the Spinco Term Loan Facility and Spinco Notes. The following pro forma adjustment has been recorded in the unaudited pro forma condensed combined statement of operations:

(in millions)	Year ended December 31, 2021
Interest expense on the Spinco Term Loan Facility	$186
Interest expense on the Spinco Notes	1,247
Financing fees for debt financing	55
Amortization of fair value adjustments to debt (see Note 5)	(15)

Pro forma adjustments to Interest expense	$1,473

The weighted-average interest rate on the Spinco Term Loan Facility and Spinco Notes is expected to be 3.45% per annum. For each 0.125% change in the interest rate, interest expense would increase or decrease by approximately $52 million for the year ended December 31, 2021. The tax impact of the pro forma adjustment to interest expense was determined by using a blended foreign, federal and state statutory income tax rate of 25.0%.

If Discovery and Spinco are not able to consummate all or any portion of the capital markets debt or equity (including preferred or other hybrid equity) financing and/or commitments in respect of any other long term debt and must utilize the Bridge Loans as an alternate source of financing, incremental interest expense would be payable. The aggregate interest expense on the Bridge Loan financing would be approximately $1,818 million for the year ended December 31, 2021. Interest expense was computed using a weighted average interest rate of approximately 5.77% per annum, computed on an aggregate outstanding balance of the Bridge Loans of $31.5 billion. The unaudited pro forma condensed combined statement of operations would reflect an adjustment for the Bridge Loan financing and include an incremental interest expense of approximately $571 million for the year ended December 31, 2021.

The following table summarizes the Pre-Merger pro forma adjustments posted to Cash and cash equivalents:

(in millions)	As of December 31, 2021
Proceeds from debt financing	$41,500
Payment of the Special Cash Payment	(22,773)
Payment of Additional Amount	(13,000)

Pro forma adjustment to Cash and cash equivalents(a)	$5,727

(a)

This pro forma adjustment is subject to change materially between the date of this document and the Closing Date, depending on the actual amount of newly issued debt to finance the Special Cash Payment and the Additional Amount. Spinco, in coordination with and at the direction of Discovery, does not expect to increase its leverage or add excess cash for purposes other than required to consummate the Transactions. As a result, based on the above calculation as of December 31, 2021, Spinco would acquire less debt resulting in a corresponding decrease in this cash balance. However, as discussed above, the unaudited pro forma condensed combined financial statements have preliminarily assumed the newly issued debt will finance the base cash dividend in the Special Cash Payment and the Additional Amount.

Note 4—Estimated Preliminary Purchase Consideration

As a result of the Merger, the existing shares of Spinco common stock will automatically convert into the right to receive a number of shares of WBD common stock. Upon completion of the Merger, holders of AT&T common stock that received shares of Spinco common stock in the Distribution will own approximately 71% of the outstanding shares of WBD common stock on a fully diluted basis and existing holders of Discovery capital stock as of immediately prior to the Reclassification and the Merger will own approximately 29% of the outstanding shares of WBD common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger AT&T and Discovery stockholder bases.

The following table represents the preliminary estimate of the purchase consideration paid in the Transactions (in millions, except for per share amounts, exchange ratio and share price):

Number of fully diluted shares of WBD common stock after the Reclassification(a)	696
Exchange ratio(b)	2.4483
Number of shares of WBD common stock to be issued to AT&T stockholders	1,704
Share price for Discovery Series A common stock(c)	$28.05

Estimated equity portion of purchase consideration	$47,802
Estimated equity consideration related to pre-combination share-based compensation awards(d)	65

Estimated preliminary purchase consideration	$47,867

a.

Number of shares of Discovery capital stock outstanding (excluding treasury stock) on a fully diluted basis (in millions) as of February 28, 2022. The fully diluted number of shares below includes 3 million shares of Discovery Series A common stock issuable upon conversion of equity awards.

Series	Number of shares	Reclassification ratio	Total shares after Reclassification
Series A common stock	172	1.0000	172
Series B convertible common stock	7	1.0000	7
Series C common stock	330	1.0000	330
Series A-1 convertible preferred stock	8	13.1135	103
Series C-1 convertible preferred stock	4	19.3648	84

			696

b.

The number of shares of WBD common stock to be issued is equal to the number of fully diluted shares of WBD common stock after the Reclassification multiplied by the quotient of 71% / 29% as described in the Merger Agreement.

c.

The closing price per share of Discovery Series A common stock reported on the Nasdaq Global Select Market (“Nasdaq”) on February 28, 2022, the last practicable trading day before the date of this document. The actual value of WBD common stock to be issued in the Merger will depend on the market price of shares of WBD common stock on the Closing Date. This may result in a Merger Consideration value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements.

d.

This amount represents the value of AT&T restricted stock unit awards that are not vested and will be replaced by WBD restricted stock unit awards with the same terms and conditions as the original AT&T award granted. The actual value of these awards will depend on the prices of WBD common stock and AT&T common stock and other valuation estimates and assumptions, and therefore the actual consideration will fluctuate. Accordingly, the final consideration could differ significantly from the current estimate.

The table below provides the Discovery Series A common stock price sensitivity analysis for the potential impact of variations to the estimated equity consideration and estimated goodwill (in millions, except per share data):

Discovery Series A Common Stock Price Sensitivity Analysis	Discovery Series A Common Stock Price	Estimated Preliminary Purchase Consideration	Goodwill
As presented in the unaudited pro forma condensed combined financial statements	$28.05	$47,867	$23,075
A 10% increase in Discovery Series A common stock prices	30.86	52,647	27,854
A 20% increase in Discovery Series A common stock prices	33.66	57,427	32,634
A 10% decrease in Discovery Series A common stock prices	25.25	43,086	18,293
A 20% decrease in Discovery Series A common stock prices	22.44	38,306	13,513

The estimated preliminary purchase consideration reflected in the unaudited pro forma condensed combined financial statements does not purport to represent what the actual purchase consideration will be when the Transactions close. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid will be measured on the Closing Date at the then-current market price.

In addition, the unaudited pro forma condensed combined balance sheet has been adjusted to eliminate the WarnerMedia Business’s net parent investment, which represents the historical book value of the WarnerMedia Business’s net assets, as a result of the Transactions. The following pro forma adjustments have been recorded to equity balances in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 (in millions):

	Pre-Merger Adjustments	Removal of the WarnerMedia Business’s equity	Preliminary purchase consideration to be issued to AT&T stockholders	Reclassification and conversion of historical Discovery common stock	Pro Forma Adjustment
WBD Common stock	$—	$—	$17	$7	$24
Additional paid-in capital	—	—	47,850	—	47,850
Net parent investment	(35,601)	(49,755)	—	—	(85,356)
Accumulated other comprehensive loss	—	82	—	—	82

Note 5—Estimated Purchase Price Allocation

Discovery management has determined that Discovery is the accounting acquirer in the Merger, which will be accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805. The allocation of the preliminary estimated purchase price with respect to the Merger is based upon Discovery management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of December 31, 2021, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on WBD’s financial position and results of operations may differ materially from the pro forma amounts included herein.

As of the date of this document, Discovery has not completed a comprehensive final valuation analysis necessary to determine the fair values of the WarnerMedia Business’s identifiable assets acquired and liabilities assumed. The preliminary purchase price allocation presented below is based on Discovery management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed using information that is currently available. The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be determined upon the completion of the Transactions and will be based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by Discovery.

Significant judgment is required to estimate the fair value of tangible and intangible assets acquired, liabilities assumed, as well as the useful life and pattern of expected benefit for acquired intangible assets. The fair value estimates and useful life for acquired intangible assets are based on available historical information, future expectations, and assumptions deemed reasonable by Discovery management, but are inherently uncertain. The preliminary fair values of intangible assets are generally determined using an income method, which is based on forecasts of the expected future cash flows attributable to the respective assets. Preliminary fair values for certain intangibles were determined using a cost approach that measures the value of an asset by estimating the cost to acquire or develop comparable assets. Significant estimates and assumptions inherent in the valuations reflect consideration of other marketplace participants, the amount and timing of future cash flows (including expected growth rates, discount rate and profitability), royalty rates used in the relief of royalty method, and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions. The key assumptions of the cost approach include replacement cost, functional and economic obsolescence, and remaining useful life.

The estimated values of the assets acquired and liabilities assumed will remain preliminary until after the Closing, at which time Discovery will determine the fair values of the assets acquired and liabilities assumed. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Closing Date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The following table summarizes the allocation of the preliminary purchase price as of December 31, 2021 (in millions):

	Historical WarnerMedia Business after Reclassification Adjustments (Note 2)	Pre-Merger Adjustments (Note 3)	Merger Adjustments			Fair value
Purchase consideration						$47,867
Identifiable net assets:
Affiliate and subscriber relationships	$11,942	$—	$7,558	(a	)	$19,500
Trade names	16,688	—	5,671	(a	)	22,359
Other intangible assets	7,682	—	5,978	(a	)	13,660

Intangible assets, net	36,312	—	19,207			55,519
Film and television library	18,940	—	(87)	(b	)	18,853
Film and television library – fair value adjustment	3,961	—	1,461	(a	)	5,422

Film and television library, net	22,901	—	1,374			24,275
Property and equipment, net	4,238	—	(121)	(c	)	4,117
All other assets (excluding goodwill)	14,698	5,718	(324)	(d	)	20,092
Long-term debt	(1,713)	(41,319)	(333)	(e	)	(43,365)
Deferred income taxes	(11,361)	—	(4,967)	(f	)	(16,328)
All other liabilities	(19,493)	—	(25)	(g	)	(19,518)

Total identifiable net assets	45,582	(35,601)	14,811			24,792
Goodwill	39,692	—	(16,617)	(h	)	23,075

Total	$85,274	$(35,601)	$(1,806)			$47,867

a)	Fair value adjustments as part of preliminary valuation analysis.
b)

As discussed in Note 6(b), an adjustment of $(104) million was included in Film and television library to eliminate noncurrent content rights related to the WarnerMedia Business’s licensing of certain content and programming to Discovery. An adjustment of $17 million represents the book value of noncurrent sports rights, which is fair valued and recorded as part of Film and television library.

c)	The adjustment of $(121) million to Property and equipment, net represents the removal of the book value of developed technology, which is fair valued and recorded as part of Other intangible assets.
d)

The adjustment to All other assets primarily represents an adjustment of $285 million for operating lease right-of-use assets based on the remeasurement of operating leases of the WarnerMedia Business (see Note 6(d)), an adjustment of $(571) million to remove the book value of other noncurrent assets, which are fair valued and recorded as part of Other intangible assets, and an adjustment of $(38) million related to Other noncurrent assets.

e)

The adjustment to Long-term debt represents the removal of debt issuance costs of $(181) million (see Note 3) and a fair value adjustment of $(152) million related to existing debt of the WarnerMedia Business determined using various methods, including quoted prices for identical or similar securities in both active and inactive markets.

f)	The adjustment to Deferred income taxes represents the deferred income tax impact of all merger adjustments.
g)

The adjustment to All other liabilities represents an adjustment to Accounts payable and accrued liabilities of $(3) million and Other noncurrent liabilities of $(22) million to reflect the remeasurement of operating leases of the WarnerMedia Business. Refer to Note 6(d) for additional discussion on the adjustment to operating lease liabilities.

h)

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the elimination of the WarnerMedia Business’s historical goodwill of $39,692 million and to record goodwill resulting from the Transactions of $23,075 million. Goodwill is calculated as the difference between the fair value of the purchase price paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

Net assets acquired will include the debt incurred by the WarnerMedia Business to pay the Special Cash Payment to AT&T and existing noncurrent debt of the WarnerMedia Business. See Note 3 for further details. The unaudited pro forma condensed combined statement of operations has also been adjusted to reduce interest expense of $15 million for the year ended December 31, 2021 related to the fair value adjustment for noncurrent portion of debt.

As part of the preliminary valuation analysis, Discovery identified finite trade names, affiliate and subscriber relationships, film and television library and other intangible assets. The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The remaining useful life of the acquired intangible assets was estimated based on a preliminary estimate of the period over which substantially all of the cumulative discounted cash flows are expected to be realized. The pro forma adjustment to recognize additional expense related to the increased carrying value of the intangible assets has been computed with the assumption that these will be amortized over the estimated useful lives on a straight-line basis, the revenue forecast model or sum of the years’ digits method, as Discovery management continues to evaluate the pattern of the economic benefits.

The following table summarizes the estimated fair values of the WarnerMedia Business’s identifiable assets (in millions):

	Financial Statement Caption	Estimated Fair Value	Estimated Weighted Average Useful Life in Years
Film and television library	Film and television library, net	$18,853	Revenue Model
Fair value adjustment – Film and television library	Film and television library, net	5,422	Revenue Model
Affiliate and subscriber relationships(1)	Intangible assets, net	19,500	7
Trade names	Intangible assets, net	22,359	14 - 35
Other intangible assets(1)	Intangible assets, net	13,660	2 - 35

		$79,794

(1)

Affiliate and subscriber relationships and Advertising relationships, which are included within Other intangible assets, are amortized using an accelerated method (sum of the years’ digits) to reflect the pattern of benefit and period of time over which the relationships are expected to generate cash flows.

Based on Discovery’s accounting policy, content assets and noncurrent content rights, including historic fair market value adjustments from prior acquisitions, are included within Film and television library, net, with any related amortization of film and television library included in cost of revenues. The pro forma adjustment to cost of revenues reflects the incremental content amortization expense resulting from fair value adjustments to film and television library and other noncurrent assets, in addition to conforming accounting policies to present cost of revenues consistent with Discovery’s accounting policy. The following table summarizes the amortization expense recorded to costs of revenues (in millions):

Year ended December 31, 2021
Film and television library – fair value adjustment	$1,175
Other noncurrent assets(1)	64
Less historical amortization expense included in Costs of revenues (after reclassification adjustments)(2)	(722)

Total pro forma adjustment to Costs of revenues	$517

(1)	Other noncurrent assets included a fair value adjustment of $128 million related to video game costs. The estimated weighted average useful life was 2 years.
(2)

The WarnerMedia Business’s historical released television and film content acquired in a business combination included in cost of revenues (after reclassifications) was $722 million for the year ended December 31, 2021. The historical amounts in cost of revenues included $699 million of content amortization expense from adjustment 26 in Note 2, and $23 million of video game costs amortization historically recorded in cost of revenues.

The pro forma adjustment to depreciation and amortization expense reflects the incremental amortization expense from the acquired affiliate and subscriber relationships, trade names, and other intangible assets. The following table summarizes the amortization expense recorded to depreciation and amortization (in millions):

Year ended December 31, 2021
Affiliate and subscriber relationships	$4,875
Trade names	696
Other intangible assets	1,481
Less historical amortization expense included in Depreciation and amortization (after reclassification adjustments)(3)	(3,278)

Total pro forma adjustment to Depreciation and amortization	$3,774

(3)

The WarnerMedia Business’s historical depreciation and amortization expense (after reclassifications) was $3,852 million for the year ended December 31, 2021, which included historical amortization related to intangible assets of $3,278 million.

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in expense of approximately $829 million for the year ended December 31, 2021 based on the estimated useful lives used above.

The estimated tax impact of the fair market value adjustments on the amortization expense is reflected in the unaudited pro forma condensed combined statement of operations using the blended foreign, federal and state statutory tax rate of the jurisdictions expected to be impacted. The actual deferred tax assets and liabilities may differ materially based on changes resulting from finalizing the allocation of the purchase price and valuing the assets acquired and liabilities assumed that are not reasonably estimable for the purposes of these unaudited pro forma condensed combined financial statements. The estimated tax impact of the fair market value adjustments on the costs of revenues and depreciation and amortization expense is reflected in the unaudited pro forma condensed combined statement of operations using the weighted average rate of 25.0% which was based on the blended statutory tax rates of the jurisdictions expected to be impacted for the periods presented.

Note 6—Pro Forma Adjustments

Pro Forma Adjustments – Condensed Combined Balance Sheet as of December 31, 2021:

a)

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect an adjustment for future estimated transaction related costs consisting of financial advisory, professional, legal and other acquisition-related fees. The anticipated costs that are expected to be incurred by Discovery through the Closing amounting to $94 million are adjusted in the unaudited pro forma condensed combined balance sheet as an increase to Accounts payable and accrued liabilities and a decrease to Retained earnings.

b)	This adjustment eliminates intercompany receivables and payables between Discovery and the WarnerMedia Business.

(in millions)	As of December 31, 2021
Receivables, net	$(37)
Accounts payable and accrued liabilities	(34)
Deferred revenues	(3)

In addition, an adjustment of $104 million was recorded to eliminate noncurrent content rights related to the WarnerMedia Business’s licensing of certain content and programming to Discovery. This adjustment for intercompany activity was reflected in the Merger adjustments column in Note 5b.

c)

The estimated tax impacts of the pro forma adjustments have been reflected in Deferred income taxes in the unaudited pro forma condensed combined balance sheet by using a tax rate of 25.0%, unless otherwise stated. This tax rate was determined using the blended foreign, federal and state statutory tax rate of the jurisdictions expected to be impacted for the period presented. The total effective tax rate of WBD could be significantly different depending on the post-acquisition geographical mix of taxable income and other factors. Because the tax rate used for these unaudited pro forma condensed combined financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the Transactions and those differences may be material.

The pro forma adjustment to Deferred income taxes of $4,967 million reflects the aggregate pro forma income tax effects of the step-up in fair value of identifiable assets as part of purchase price accounting reflected in the unaudited pro forma condensed combined balance sheet.

d)

This adjustment remeasures the acquired operating leases of the WarnerMedia Business using Discovery’s incremental borrowing rate for its operating leases as required by ASC 842. An incremental borrowing rate for operating leases of 3.57% was used in this calculation, which reflects Discovery’s weighted average incremental borrowing rate for operating leases. This adjustment was reflected in the purchase price allocation in Note 5d within the All other assets (excluding goodwill) line item and Note 5g within the All other liabilities line item. The financial statement captions for this pro forma adjustment were included below.

(in millions)	As of December 31, 2021
Adjustment to Other noncurrent assets	$285
Adjustment to Accounts payable and accrued liabilities	3
Adjustment to Other noncurrent liabilities	22

e)

This adjustment to Accounts payable and accrued liabilities of $125 million is to record the impact of WarnerMedia Business non-recurring retention bonuses and performance bonuses directly attributable to the Transactions and the corresponding adjustment to Retained earnings for amounts expected to be accrued as of the Closing Date.

f)

This adjustment to Retained earnings and Additional paid-in capital of $23 million represents the accelerated vesting of the 70% of Mr. Zaslav’s unvested Discovery stock options (“Discovery Options”) granted under his prior employment agreement (the “Prior Employment Agreement”). 70% of Mr. Zaslav’s Discovery Options will vest upon and subject to the Closing, and the remaining 30% of such Discovery Options will remain outstanding and continue to vest as provided in the Prior Employment Agreement. Mr. Zaslav was also granted Discovery stock appreciation rights (“Discovery SARs”) and Discovery performance restricted stock units (“Discovery PRSUs”) under his Prior Employment Agreement, which were both fully expensed by Discovery as of December 31, 2021. Mr. Zaslav’s Discovery SARs and Discovery PRSUs, each granted under the Prior Employment Agreement, became vested (and no longer subject to acceleration upon the Closing) on January 2, 2022 and February 28, 2022, respectively.

g)

This adjustment to Retained earnings and Additional paid-in capital of $649 million reflects the effect of transaction expenses incurred in connection with Advance/Newhouse Programming Partnership and Advance/Newhouse Partnership (together, “Advance/Newhouse”), as further discussed in Note 6(h).

Pro Forma Adjustments – Combined Statement of Operations for the year ended December 31, 2021:

h)	Pro forma adjustments related to transaction costs were $768 million for the year ended December 31, 2021 and were recorded to Selling general and administrative expense.

Discovery incurred $65 million of transaction related costs during the year ended December 31, 2021. The WarnerMedia Business incurred $107 million of transaction related costs during the year ended December 31, 2021. These transaction related costs are included in the unaudited pro forma condensed combined statement of operations. The anticipated costs that are expected to be incurred by Discovery and AT&T through the Closing amount to $94 million and $25 million, respectively. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been adjusted to reflect the additional anticipated transaction costs and related tax impact. These costs are not expected to affect the statement of operations beyond 12 months after the Closing Date.

The Transactions are anticipated to close in the second quarter of 2022, subject to approval by Discovery stockholders and the satisfaction of customary closing conditions, including receipt of regulatory approvals. The Transactions require, among other things, the affirmative vote or written consent of Advance/Newhouse pursuant to the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of Discovery for any Special A-1 Class Vote Matter (as such term is defined therein) as the holder of all of the outstanding shares of Discovery Series A-1 preferred stock. Pursuant to a consent agreement with Discovery (the “Consent Agreement”), Advance/Newhouse agreed to deliver an irrevocable written consent to Discovery consenting to, approving and adopting the Merger Agreement and any actions required thereby. In connection with Advance/Newhouse’s entry into the Consent Agreement and related forfeiture of the significant rights attached to the Discovery Series A-1 preferred stock in the Reclassification, Advance/Newhouse will receive an increase to the number of shares of WBD common stock into which the Discovery Series A-1 preferred stock would be converted. Upon the Closing, the impact of such additional shares of WBD common stock will be recorded as a transaction expense. In the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, this amount is estimated as $649 million. No vote by AT&T stockholders is required for the completion of the Transactions.

This transaction cost of $649 million was computed using the closing price per share of Discovery Series A common stock reported on Nasdaq on February 28, 2022, the last practicable trading day before the date of this document and has been reflected as a transaction cost classified within Selling, general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021. These costs are not expected to affect the statement of operations beyond 12 months after the Closing Date. This transaction cost of $649 million is part of the share-for-share exchange and thus qualifies for non-recognition (and non-deduction) treatment for tax purposes. Accordingly, no tax impact for this pro forma adjustment has been reflected in income tax (expense) benefit within the unaudited pro forma condensed combined statement of operations.

i)	Pro forma adjustments related to incremental employee costs were $245 million for the year ended December 31, 2021 and were recorded to Selling general and administrative expense.

Unvested share-based awards of the WarnerMedia Business granted prior to May 17, 2021 will be replaced with unvested share-based awards of WBD, under similar terms, as of the Closing Date, pursuant to an employee matters agreement, dated as of May 17, 2021 (the “Employee Matters Agreement”), by and among Discovery, Spinco and AT&T. The portion of the value of the unvested replacement awards proportionate to the service already rendered has been recognized as part of the preliminary purchase consideration; see Note 4 for further details. The remainder portion of the value of the unvested replacement awards will be recognized as additional stock-based compensation expense within Selling, general, and administrative expense. As the amount recorded in the historical period is greater than the expense associated with the new Employee Matters Agreement, no incremental pro forma adjustment was recorded for the year ended December 31, 2021. The actual fair value of WBD’s replacement awards may differ materially from the preliminary determination included within the unaudited pro forma condensed combined financial statements.

In connection with the Transactions, Discovery entered into an amended and restated employment agreement on May 16, 2021 (the “Employment Agreement”) with its current Chief Executive Officer,

David M. Zaslav, which amended and restated Mr. Zaslav’s Prior Employment Agreement. Under the terms of the Employment Agreement, in lieu of accelerated “single-trigger” vesting treatment that would have applied upon a “change in control” to all of his outstanding equity-based awards granted under the Prior Employment Agreement, 70% of Mr. Zaslav’s unvested Discovery Options granted under his Prior Employment Agreement will “single-trigger” vest upon and subject to the Closing (but with the same distribution schedule that applied prior to the Merger) and the remaining 30% of such Discovery Options will remain outstanding and continue to vest as provided in the Prior Employment Agreement. The pro forma adjustment related to Mr. Zaslav’s accelerated vesting was $23 million for the year ended December 31, 2021. This accelerated vesting adjustment is considered a nonrecurring item that is not expected to affect the statement of operations beyond 12 months after the Closing Date. Mr. Zaslav was also granted Discovery SARs and Discovery PRSUs under his Prior Employment Agreement, which were both fully expensed by Discovery as of December 31, 2021. Mr. Zaslav’s Discovery SARs and Discovery PRSUs, each granted under the Prior Employment Agreement, became vested (and no longer subject to acceleration upon the Closing) on January 2, 2022 and February 28, 2022, respectively.

In connection with the execution of the Employment Agreement in 2021, Mr. Zaslav was granted Discovery Options under Discovery’s 2013 Stock Incentive Plan. An additional grant of Discovery Options was delayed under the Employment Agreement and granted on January 3, 2022. Mr. Zaslav will also be granted annual awards of Discovery PRSUs from 2022 to 2027, and the grant of Discovery PRSUs is not expected to result in incremental share-based compensation expense compared to Mr. Zaslav’s Prior Employment Agreement. The pro forma adjustment related to the incremental share-based compensation expense was $14 million for the year ended December 31, 2021.

The WarnerMedia Business recorded $242 million of retention and performance bonuses during the year ended December 31, 2021. The unaudited pro forma condensed combined statement of operations reflects the incremental expense associated with the WarnerMedia Business non-recurring retention and performance bonuses of $208 million for the year ended December 31, 2021 which are directly attributable to the Transactions. These costs are not expected to affect the statement of operations beyond 12 months after the Closing Date. Severance costs have not been reflected in the unaudited pro forma condensed combined statement of operations given the preliminary nature of these anticipated actions.

j)

This adjustment eliminates intercompany revenue and expenses between Discovery and the WarnerMedia Business, which primarily relates to the WarnerMedia Business’s licensing of certain content and programming to Discovery and advertising revenue between Discovery and the WarnerMedia Business.

(in millions)	Year ended December 31, 2021
Adjustment to Content revenue	$(112)
Adjustment to Advertising revenue	(18)
Adjustment to Costs of revenues	(112)
Adjustment to Selling, general and administrative expense	(18)

k)

The estimated tax impacts of the pro forma adjustments have been reflected in Income tax (expense) benefit within the unaudited pro forma condensed combined statement of operations by using a blended foreign, federal and state statutory income tax rate of 25.0%. Refer to Note 6(h) for discussion on the pro forma adjustment of $649 million related to transaction costs for the year ended December 31, 2021 incurred in connection with the additional shares of WBD common stock that will be received by Advance/Newhouse, which is part of the share-for-share exchange and thus qualifies for non-recognition (and non-deduction) treatment for tax purposes. The effective tax rate of WBD could be significantly different than what is presented in these unaudited pro forma condensed combined financial statements depending on post-acquisition activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

Note 7—Pro Forma Net Loss Per Share

The pro forma net loss per share of WBD common stock for the year ended December 31, 2021 has been calculated based on the estimated weighted average number of shares of WBD common stock that would have been outstanding on a pro forma basis. The pro forma weighted average number of shares outstanding was derived using Discovery’s historical weighted average number of shares outstanding after giving effect to (1) the reclassification and conversion of Discovery’s convertible preferred stock, and (2) the preliminary estimated number of shares of WBD common stock to be issued as part of purchase consideration calculated pursuant to the Merger Agreement. For the purposes of the pro forma net loss per share calculations, the reclassification and conversion of Discovery’s convertible preferred stock were considered to occur as of January 1, 2021. The preliminary estimated number of shares of WBD common stock issued in connection with the Merger was calculated as of January 1, 2021. Per share information for the WarnerMedia Business is not presented because the WarnerMedia Business did not have outstanding capital stock since its historical combined financial statements have been prepared on a “carve-out” basis.

The following table presents the calculation of pro forma basic and diluted net loss per share of WBD common stock (in millions, except per share amounts):

Year ended December 31, 2021
Pro forma net loss attributable to WBD common stockholders	$(2,983)
Weighted average number of shares outstanding of Discovery, Inc. Series A, B, C common stock – basic	503
Reclassification and conversion of Discovery, Inc.’s convertible preferred stock	187
WBD common stock to be issued as part of purchase consideration (Note 4)	1,704

Pro forma weighted average number of shares outstanding of WBD common stock – basic and diluted	2,394
Pro forma net loss per share of WBD common stock – basic and diluted	$(1.25)